Exhibit 10.3

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”), dated April 25 2025, is entered into by and among (i) ScanTech Identification Beam Systems, LLC, a Delaware limited liability company (“ScanTech”), (ii) ScanTech AI Systems, Inc., a Delaware corporation (“STAI”) (iii) St. James Bank and Trust Company Ltd., a Bahamas Limited Company (“SJBT”), (iv) NACS, LLC (“NACS”), and (v) John Redmond (“JR”), individually referred to as a “Party” and collectively referred to herein as the “Parties.”

RECITALS

A.            WHEREAS, on September 5, 2023, ScanTech entered into a Business Combination Agreement (as amended from time to time, the “BCA”) with Mars Acquisition Corp., a Cayman Island exempted company (“Mars”), STAI and the other parties thereto (the “Transaction”).

B.            WHEREAS, on January 2, 2025, the Transaction was consummated successfully, resulting in ScanTech becoming a wholly owned subsidiary of STAI.

C.            WHEREAS, prior to the BCA, SJBT, NACS, JR and ScanTech had entered into various lender, borrower, and repo agreements in which SJBT was a lender to NACS, JR and affiliates, and such monies were then on-lent to ScanTech (together, including the repo agreements, the “Original Loans”).

D.            WHEREAS, NACS and JR did not intend to include SJBT’s Original Loans in the conversion agreements signed by NACS, JR and its affiliates in connection with the business combination and as a result the Original Loans require final restructuring.

E.             In connection with such restructuring, the Parties now wish to settle and resolve all obligations and other claims arising from or related to the Original Loans upon the following terms:

AGREEMENT

In consideration of the following mutual promises, covenants and conditions, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.             Settled Claims. In connection with the restructuring and reorganization of ScanTech pursuant to the BCA, subject to the terms and conditions of this Agreement, SJBT hereby agrees to terminate the Original Loans at the effective date of this Agreement and to accept in lieu of and in exchange for the Original Loans, a subordinated term loan newly issued by STAI and release all Settled Claims (as defined below).

1.1	Scope of Release. The Parties expressly agree that the release set forth in this Paragraph shall be construed, to the extent legally permissible, as broadly as possible to encompass all claims, rights, causes of action, and liabilities arising from or relating to the issues and matters described in this Agreement.

1.2	Definitions.

1.2.1	“Claims” means any and all actions, causes of action, claims, compensation, costs, damages, delay damages, demands, expenses, indebtedness, liabilities, liens, losses, obligations, rights of contribution, and rights of indemnity of every nature whatsoever, whether known, unknown, fixed, or contingent, that the releasing Party formerly owned or held, or currently owns or holds, or may by any means acquire in the future, that pertain to any events, actions, transactions, failures to act, occurrences, or circumstances in any way involving or relating to or arising out of, depending on, based in whole or in part on, or derivative of: (i) the facts or circumstances associated with the claims, counterclaims, crossclaims, third-party claims, defenses, and allegations asserted in any lawsuit; and (ii) any claims, counterclaims, crossclaims, third-party claims, defenses, and allegations that could have been asserted in the lawsuit.

1.2.2	“Settled Claims” means, with respect to a Party, all Claims released by that Party as a result of this Agreement.

1.2.3	Release of Claims. As material inducement for, and in consideration of, this Agreement, each Party, for itself and its present, former, and future parent corporations, subsidiary corporations, divisions, general and limited partnerships, limited liability companies, affiliates, trusts, representatives, agents, and attorneys, and their respective present, former, and future directors, officers, shareholders, managers, members, partners, employees, trustees, agents, and attorneys, hereby fully, finally, forever, and unconditionally release and discharge the other Parties and its present, former, and future parent corporations, subsidiary corporations, divisions, general and limited partnerships, limited liability companies, affiliates, trusts, representatives, agents, and attorneys, and their respective present, former, and future directors, officers, shareholders, managers, members, partners, employees, trustees, agents, and attorneys to the fullest extent permitted by law, of and from any and all Claims could have been asserted in a lawsuit.

2.             Responsible Sales. SJBT agrees to sell its shares in a manner that is consistent with responsible trading practices, aiming to preserve the long-term value of the STAI common stock and to minimize any undue disruption to the market for said shares. SJBT shall take into account prevailing market conditions, including trading volumes and price movements, and shall encourage its designated brokers to conduct sales using execution methods that promote market stability, such as execution algorithms or other mechanisms designed to minimize volatility and integrate sales within normal market flows. SJBT shall at all times endeavor to avoid sales that would adversely affect the price of STAI common stock, particularly during periods of low liquidity or high market sensitivity. SJBT and STAI shall enter into a mutually agreed leak-out agreement.

3.             Attorneys’ Fees. Each Party agrees to bear its own attorneys’ fees and costs incurred in connection with the Settled Claims.

4.             Release by SJBT. SJBT, on behalf of itself, its affiliates, agents, securityholders, representatives, attorneys, advisors, employees, officers, managers, directors, partners, administrators, predecessors, successors, heirs and assigns, hereby fully and forever releases and discharges each of ScanTech, STAI, NACS, JR and Dolan Falconer and each of their affiliates (as defined in the BCA) from any and all claims, demands, rights, obligations, liabilities and causes of action, known or unknown, contingent or non-contingent, liquidated or unliquidated, matured, anticipated or unanticipated, in any way arising from or related to the Settled Claims, from the execution of the Original Loans to the date hereof, except for those claims arising from the breach of, or enforcement of, this Agreement. SJBT acknowledge that, to the extent not already terminated, the Original Loan shall be deemed terminated and shall be of no further force or effect.

5.             Release by ScanTech, STAI, NACS and JR. Each of ScanTech, STAI, NACS, and JR, on behalf of itself, its Affiliates, agents, securityholders, representatives, attorneys, advisors, employees, officers, managers, directors, partners, administrators, predecessors, successors, heirs and assigns, hereby fully and forever releases and discharges SJBT and each of its affiliates from any and all claims, demands, rights, obligations, liabilities and causes of action, known or unknown, contingent or non-contingent, liquidated or unliquidated, matured, anticipated or unanticipated, in any way arising from or related to the Settled Claims, except for those claims arising from the breach of, or enforcement of, this Agreement, from the beginning of time to the date hereof.

6.             Breach of Agreement Not Released. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed as releasing any claim arising from a breach of this Agreement, including, without limitation, any representations, warranties, or covenants herein, or any obligation created hereby

7.             Covenant Not to Sue. Each Party hereby covenants and promises never to assert, file, or make on its behalf, or on behalf of its parent corporations, subsidiary corporations, divisions, general and limited partnerships and limited liability companies, entities, affiliates, trusts, heirs, successors, assigns, representatives, agents, and attorneys, and their respective present, former, and future directors, officers, shareholders, managers, members, partners, employees, and trustees, a lawsuit, action, charge, complaint, or other claim or proceeding in any court, arbitration, or other forum or tribunal whatsoever asserting any claim or demand against the other Party that is within the scope of the Settled Claims under this Agreement.

8.             Confidentiality. The Parties agree that they will not, at any time, without the express written consent of the other Party or Parties, communicate, disclose, or acknowledge the terms of this Settlement Agreement and Mutual Release, to any person or entity except: (i) as may be required to enforce the terms of this Agreement, or as may otherwise be required by law; (ii) as may be required in response to a subpoena or other discovery request, or otherwise required by any rule, statute, or court order; (iii) to the Parties’ respective attorneys, affiliates, investors, auditors, insurers, accountants, trustees, and/or financial advisors on a need-to-know basis only; and (iv) as may be requested or otherwise required by any potential acquirer, purchaser, or target in the course of due diligence or negotiations concerning the terms of any acquisition, merger, or sale of either party, provided first that the potential acquirer, purchaser, target, or similar party to such transaction shall execute a non-disclosure agreement safeguarding the confidentiality of this Agreement to substantially the same extent as provided for in this Paragraph.

9.             Binding on Successors and Assigns. Unless otherwise provided, this Agreement, and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereto shall be binding upon and shall inure to the benefit of the Parties and their respective predecessors, heirs, executors, administrators, representatives, successors, assignees, licensees, and transferees, whether by license, sale, merger, reverse merger, sale of stock, consolidation, insolvency, sale of assets, operation of law, or otherwise without limitation. No Party may transfer its respective rights or obligations under this Agreement to any third party without the prior written consent of the other Party, which may not be unreasonably withheld or delayed.

10.            No Assignment; Indemnity. Each Party warrants, covenants, and represents that as of the effective date of this Agreement it has not assigned, transferred, or conveyed, or purported to have assigned, transferred, or conveyed, to any person or entity, any of the Released Claims.

10.1	Complete Authority. Each Party further warrants, covenants, and represents that it has the sole, exclusive, and complete right and authority to pursue its respective Settled Claims and to enter into this Agreement resolving its respective Settled Claims.

10.2	Indemnity. If a third person claimant makes or institutes any Settled Claim against a Party because of any purported or actual assignment, subrogation or transfer of that Settled Claim from any party hereto, such Party shall indemnify, defend, and hold harmless the other Party against that Settled Claim and shall pay and satisfy that Settled Claim provided it is a bona fide claim, including necessary and reasonable expenses of investigation and attorneys’ fees and costs.

11.	Miscellaneous Provisions

11.1         Each Party hereto has had a reasonable and sufficient opportunity to consult with independent counsel concerning the nature, scope, and effect of all the terms hereof. The Parties hereto acknowledge that they executed this Agreement freely and voluntarily and under no threat, menace, coercion or duress, whether economic or physical from any party. The Parties further acknowledge that they executed this Agreement acting on their independent judgment and/or upon the advice of their respective counsel, without any representation, express or implied, or any kind from any other party, except as specifically set forth herein.

11.2         The Parties agree that, should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing the Agreement in favor of or against any Party hereto but rather by construing the terms of this Agreement fairly and reasonably in accordance with their generally accepted meaning.

11.3         The Parties agree that they are making this Agreement solely for the purpose of resolving any disputes which exist as of or before the execution of this Agreement with respect to the settled claims as discussed in paragraph 1, and that neither the making of this Agreement nor the acceptance of the benefits of this Agreement shall be deemed admissions by any of the parties of any fact, matter, fault, wrong-doing or liability.

11.4         This Agreement may be executed in one or more counterparts and when executed, the facsimile copies of said counterpart shall constitute a single valid agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.5         This Agreement constitutes the entire fully integrated written agreement between the Parties with respect to the subject matter of this Agreement, and may not be modified or waived except by a writing duly executed on behalf of the Party to be bound by such waiver or modification.

11.6         If any term, provision, covenant or condition of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or unenforceable, such decision shall not affect the validity of any remaining portion and the remainder shall stand in full force and effect and shall in no way be affected, impaired or invalidated.

11.7         This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York. The parties agree that the Delaware Court of Chancery shall retain jurisdiction to enforce the terms of this Agreement (and if such court lacks jurisdiction any other state of federal court located in the State of Delaware, and furthermore in any appellate court thereof. If any action or proceeding is brought for the enforcement of this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party, reasonable attorneys’ fees and costs, court costs, and all expenses, incurred in connection with the action or proceeding, in addition to any other relief to which such Party or Parties may be entitled.

11.8         This Agreement shall be binding upon and inure to the benefit of the Parties hereto and of all officers, directors, agents, partners, successors, affiliates, franchisees, subsidiaries, assigns, heirs, beneficiaries, executors and administrators of any Party.

11.9         Each individual executing this Agreement on behalf of the Parties acknowledges that he or she has the requisite authority and capacity to execute this Agreement and bind his or her corporation or entity.

IN WITNESS WHEREOF, this Agreement is executed on the date set forth below.

ST JAMES BANK AND TRUST CO LTD

By:	/s/ Bernard Kemp
Name:	Bernard Kemp
Title:	President

By:	/s/ Dion Thompson
Name:	Dion Thompson
Title:	Vice President

NACS, LLC

By:	/s/ John Redmond
	Name:	John Redmond
	Title:	Manager

SCANTECH IDENTIFICATION BEAM SYSTEMS LLC

By:	/s/ Dolan Falconer
	Name:	Dolan Falconer
	Title:	Chief Executive Officer and President

SCANTECH AI SYSTEMS, INC.

By:	/s/ Dolan Falconer
	Name:	Dolan Falconer
	Title:	Chief Executive Officer

JOHN REDMOND

By:	/s/ John Redmond
	Name:	John Redmond
Title: